410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces First Quarter of Fiscal 2022 with Record Quarterly Net Sales

CHICAGO- (December 7, 2021) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2022.

	First Quarter
(in thousands, except per share amounts)	Ended October 31
	2021	2020	Change
Consolidated Results
Net Sales	$82,460	$76,097	8%
Net Income Attributable to Oil-Dri	$585	$3,984	(85)%
Earnings per Common Diluted Share	$0.08	$0.56	(86)%
Business to Business
Net Sales	$28,929	$27,522	5%
Segment Operating Income*	$6,746	$7,600	(11)%
Retail and Wholesale
Net Sales	$53,531	$48,575	10%
Segment Operating Income*	$74	$3,550	(98)%

* Segment operating income for three months ended October 31, 2020 have been adjusted. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended October 31, 2021.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “We achieved record high quarterly consolidated net sales for the first three months of fiscal 2022. Cost pressures continued to exceed price increases. Pricing actions were implemented during the first quarter, and additional increases will be executed in the second quarter in order to offset higher costs. Our supply chain continued to be challenged as a result of the nationwide labor shortage along with a tight trucking market and delays from ocean freight carriers. During the first quarter of fiscal 2022, we experienced a surge of unanticipated demand for our products which led to a backlog of some orders. While the majority of this backlog was due to delayed pick-ups by customers and longer lead times for materials needed to fulfill this demand, a portion of this was due to our own capacity constraints. However, we have expanded our production shifts and added necessary equipment in order to resolve these issues. While we navigate this current environment, we continue to aggressively implement pricing strategies, cost savings measures, and operational enhancements in order to improve profitability and drive our business forward.”

Consolidated Results
Consolidated net sales in the first quarter of fiscal 2022 reached an all-time quarterly high of $82 million, an 8% increase over the prior year. This growth was primarily driven by an increase in demand for our cat litter, fluids purification, and industrial and sports products. While we also experienced revenue gains from our co-packaging coarse cat litter business, sales of our agricultural and animal health products declined in the first quarter compared to last year. Price increases across all product lines helped contribute to the improvement in consolidated net sales.

First quarter consolidated gross profit decreased by approximately $5 million or 26%, while margins were reduced to 17% in fiscal 2022 from 25% in fiscal 2021. This decline can be attributed to a 15% increase in domestic cost of goods sold per manufactured ton compared to the prior year. During the first quarter of fiscal 2022, the effects of extreme inflation impacted many of our key cost inputs. High resin prices contributed to a 44% increase in our domestic packaging costs per manufactured ton for the first quarter of fiscal 2022 compared to last year. Domestic natural gas per manufactured ton increased 97% versus the prior year. Domestic non-fuel operating costs per manufactured ton increased 15%, as a result of higher labor, purchased materials and repair costs in the first quarter of fiscal 2022 compared to the same period last year. A tight trucking market along with high fuel costs generated a 37% increase in domestic freight per manufactured ton, excluding the freight that is no longer charged to a large customer whose freight terms have changed.

In the first quarter of fiscal 2022, consolidated operating income was approximately $445,000 compared to $5.2 million in fiscal 2021. Significantly higher cost of goods offset revenue gains and a 2% reduction in selling general and administrative (“SGA”) expenses. Advertising costs decreased in the first quarter of fiscal 2022 compared to the same period last year, while expenses related to the growth of our animal health business and corporate professional services fees increased. In addition, a change in allocation of SGA expenses to cost of goods sold affected quarterly segment operating income in fiscal year 2021 by $1.5 million. This reclassification did not impact consolidated operating or net income. First quarter consolidated net income attributed to Oil-Dri was $585,000 in fiscal 2022 compared to $4 million in fiscal 2021.

Cash and cash equivalents decreased to $13 million at the end of the first quarter of fiscal 2022 as compared to $31 million at the end of same period last year. This was a result of higher cost of goods sold caused by inflationary headwinds and an increase in capital expenditures. Debt decreased to approximately $9 million as of October 31, 2021 from $10 million a year ago. Oil-Dri has financing options available that would provide additional cash used to operate the business and allow for strategic capital investments necessary for growth in the future. During the first quarter of fiscal year 2022, the company repurchased 55,999 shares of common stock as part of publicly announced plans or programs, with a total value of approximately $1.9 million.

Product Group Review
The Business to Business Products (“B2B”) Group’s first quarter of fiscal 2022 revenues were $29 million, a 5% gain over the prior year. Increased demand for fluids purification and co-packaged coarse cat litter products offset decreases in sales from our agricultural and animal health businesses. Fluids purification product revenues reached a record quarterly high of $15 million. We experienced sales improvement in the first quarter of fiscal 2022 from customers within North America, Latin America, and Asia, primarily due to increased volumes, and to a lesser extent, due to price increases. However, sales of bleaching clay products to Europe decreased as a result of timing of orders and ocean freight shipping delays. First quarter of fiscal 2022 sales of our jet fuel purification products rebounded to pre-pandemic levels due to an increase in global air travel. Our co-packaging coarse cat litter experienced record quarterly net sales which reflect an increase of 20% in the first quarter compared to the prior year. This topline growth was primarily a result of higher pricing and, to some extent, an increase in volume. In the first quarter of fiscal 2022, revenues from our agricultural products business declined by 11% when compared to last year primarily due to timing of orders. In addition, several agricultural customers experienced their own supply chain issues which resulted in delayed or cancelled orders of our products. First quarter revenues of animal health products decreased by 11% compared to the same period last year. Sales declined within China, Mexico, and North America which offset increases within Latin America and Asia, excluding China. African swine fever and the ongoing pandemic continued to create challenges for the global animal protein production market, including feed additives. In addition, product mix, timing of sales, and ocean freight delays contributed to the revenue decreases we experienced in this area of our business.

Operating income for the B2B Products Group was $6.7 million in the first quarter of fiscal 2022 compared to $7.6 million in fiscal 2021, reflecting an 11% decrease. The prior year’s results include the reallocation of $596,000 between SG&A expenses and cost of goods sold. Higher sales were offset by inflation on cost of goods sold and a 20% increase in SG&A expenses over last year. These elevated SG&A costs include higher compensation and travel expenses which demonstrate our investment in our animal health business through additional sales personnel and leadership.

The Retail and Wholesale (“R&W”) Products Group’s first quarter revenues reached a record quarterly high of $54 million, or a 10% increase over the prior year. This was driven by an 8% increase in total cat litter sales as well as a 26% increase in total industrial and sports products revenues. Higher demand of our scoopable litter and related accessories contributed to a rise in domestic cat litter revenues. Sales from our combined branded and private label lightweight litter products rose 12% in the first quarter of fiscal 2022 compared to the prior year, exceeding the lightweight litter sub-category sales growth of 6% for the 12-week period ended October 30, 2021, according to third party research data for retail sales1. Our e-commerce business experienced substantial double digit revenue gains for the first quarter compared to the same period last year, setting a quarterly sales record for this distribution channel. Cat litter sales from our Canadian subsidiary increased significantly in the first three months of fiscal 2022 when compared to the prior year. This success was a result of new product sales and increased demand from several large existing customers, and to a lesser extent, from price increases. Topline growth of 29% from our domestic industrial and sports business was also achieved in the first quarter of fiscal 2022 versus the prior year. Leading drivers of this increase can be attributed to the return of pre-pandemic industrial product purchasing levels, the reopening of sports fields across the United States, and higher pricing. However, sales of industrial products from our Canadian subsidiary declined as some customers struggled to source co-loaded items which, in turn, caused a reduction in demand for our products during the quarter.

Operating income for the R&W Products Group was $74,000 in the first quarter of fiscal year 2022 compared to $3.6 million in fiscal year 2021. Prior year’s results reflect the reallocation of $928,000 between SG&A expenses and cost of goods sold. SG&A expenses for the first quarter of fiscal year 2022 declined by 20% from last year. This was primarily due to a reduction in advertising spending to help offset inflationary headwinds and other supply chain and operational related constraints. We expect total advertising costs for the full fiscal year 2022 to be essentially flat compared to fiscal year 2021. Adjustments to advertising spending for the remainder of the year may occur due to any upcoming volatility in the economic environment.

Due to the ongoing public health concerns related to the COVID-19 pandemic, Oil-Dri will host its first quarter fiscal 2022 earnings discussion and its fiscal 2021 Annual Meeting of Stockholders virtually via a live webcast on Wednesday, December 8, 2021 at 9:30 a.m. Central Time. Participation details are available on the company’s website’s Events page.
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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended October 30, 2021, for the U.S. xAOC+Pet Supers market. Copyright © 2021 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” is a registered trademark of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)
	First Quarter Ended October 31
	2021	% of Sales	2020	% of Sales
Net Sales	$82,460	100.0%	$76,097	100.0%
Cost of Sales (1)	(68,642)	(83.2)%	(57,317)	(75.3)%
Gross Profit	13,818	16.8%	18,780	24.7%
Selling, General and Administrative Expenses (1)	(13,373)	(16.2)%	(13,603)	(17.9)%
Operating Income	445	0.5%	5,177	6.8%
Interest Expense	(177)	(0.2)%	(192)	(0.3)%
Other Income (Expense), Net	442	0.5%	(230)	(0.3)%
Income Before Income Taxes	710	0.9%	4,755	6.2%
Income Tax Expense	(115)	(0.1)%	(806)	(1.1)%
Net Income	595	0.7%	3,949	5.2%
Net Income (Loss) Attributable to Noncontrolling Interest	10	—%	(35)	—%
Net Income Attributable to Oil-Dri	$585	0.7%	$3,984	5.2%

Net Income Per Share: Basic Common	$0.08		$0.57
Basic Class B Common	$0.07		$0.43
Diluted Common	$0.08		$0.56
Diluted Class B Common	$0.06		$0.42
Avg Shares Outstanding: Basic Common	5,113		5,149
Basic Class B Common	1,921		1,926
Diluted Common	5,237		5,276
Diluted Class B Common	1,967		1,978

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing employees, employee salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended October 31, 2021 for further information about amounts included in this lien item for the periods presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of October 31
		2021	2020
Current Assets
Cash and Cash Equivalents		$13,055	$31,291
Accounts Receivable, Net		43,082	39,212
Inventories		28,692	23,493
Prepaid Expenses and Other Assets		12,675	8,289
Total Current Assets		97,504	102,285
Property, Plant and Equipment, Net		98,757	91,038
Other Noncurrent Assets		27,627	34,048
Total Assets		$223,888	$227,371

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		10,173	9,745
Dividends Payable		1,864	1,807
Other Current Liabilities		25,469	21,918
Total Current Liabilities		38,506	34,470
Noncurrent Liabilities
Notes Payable		7,884	8,857
Other Noncurrent Liabilities		21,197	33,728
Total Noncurrent Liabilities		29,081	42,585
Stockholders' Equity		156,301	150,316
Total Liabilities and Stockholders' Equity		$223,888	$227,371

Book Value Per Share Outstanding		$22.22	$21.25

Acquisitions of:
Property, Plant and Equipment	First Quarter	$6,736	$3,568
	Year To Date	$6,736	$3,568
Depreciation and Amortization Charges	First Quarter	$3,456	$3,504
	Year To Date	$3,456	$3,504

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Three Months Ended
	October 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$595	$3,949
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	3,456	3,504
(Increase) in Accounts Receivable	(2,250)	(4,196)
(Increase) Decrease in Inventories	(5,084)	462
Increase (Decrease) in Accounts Payable	1,251	(1,435)
Increase (Decrease) in Accrued Expenses	689	(8,106)
(Decrease) Increase in Pension and Postretirement Benefits	(303)	173
Other	1,050	2,214
Total Adjustments	(1,191)	(7,384)
Net Cash Used in Operating Activities	(596)	(3,435)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(6,736)	(3,568)
Other	—	3
Net Cash Used in Investing Activities	(6,736)	(3,565)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(1,865)	(1,803)
Purchase of Treasury Stock	(2,291)	(978)
Net Cash Used in Financing Activities	(4,156)	(2,781)

Effect of exchange rate changes on Cash and Cash Equivalents	(48)	182

Net Decrease in Cash and Cash Equivalents	(11,536)	(9,599)
Cash and Cash Equivalents, Beginning of Period	24,591	40,890
Cash and Cash Equivalents, End of Period	$13,055	$31,291